MINUTES OF ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 9, 2003
Election of the Trustee

FOR:       5,377,650.1510 (88.74%)*

WITHHELD:     65,005.5430 (1.07%)*

TRUSTEE:   Mr. John F. Nickoll